Exhibit 3.5

                              ALFACELL CORPORATION

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                           CERTIFICATE OF DESIGNATIONS

                                       FOR

                            SERIES A PREFERRED STOCK
        (PURSUANT TO SECTION 151(g) OF THE GENERAL CORPORATION LAW OF THE
                               STATE OF DELAWARE)

                                ----------------

      The undersigned, being the Chief Executive Officer of Alfacell Corporation (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, in accordance with the provisions of the Delaware General Corporation Law does hereby certify that:

      The Certificate of Incorporation, as amended (the "Certificate of Incorporation") of the Corporation authorizes the issuance of 1,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock"), in one or more series, and further authorizes the Board of Directors of the Corporation (the "Board of Directors") to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate of Incorporation and to determine with respect to each such series, the voting powers, full or limited, if any, and the designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions appertaining thereto.

      Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors as of September 2, 2003, in accordance with the Delaware General Corporation Law, Section 151, duly adopted the following resolution establishing a series of 200,000 shares of the Corporation's Preferred Stock, to be designated as its Series A Preferred Stock:

      RESOLVED, that pursuant to the authority vested in the Board of Directors by Article 4 of the Corporation's Certificate of Incorporation, the Board of Directors hereby authorizes the issuance of up to 200,000 shares of Series A Preferred Stock, par value $0.001 per share and hereby fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

                            SERIES A PREFERRED STOCK

      Section 1. Designation; Number of Shares. The shares of such series shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock"), and the number of shares constituting the Series A Preferred Stock shall be 200,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to the Delaware General Corporation Law,
Section 151, or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series A Preferred Stock.

      Section 2. Stated Capital. The amount to be represented in the stated capital of the Corporation for each share of Series A Preferred Stock shall be $0.001.

      Section 3. Rank. The Series A Preferred Stock shall rank pari passu to all of the Corporation's Common Stock, par value $0.001 per share (the "Common Stock"), now outstanding or hereafter issued, both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; provided, however, the Series A. Preferred Stock shall rank junior to any class or series of Preferred Stock hereafter created, authorized and issued with rights, powers, privileges and preferences senior to the Series A Preferred Stock and shall rank on parity with any class or series of Preferred Stock hereafter created, authorized and issued with rights, powers and preferences equal to the Series A Preferred Stock.

      Section 4. Dividends. If the Corporation shall fix a record date for the making of any dividend or distribution to holders of Common Stock, the holder of each share of Series A Preferred Stock on such record date shall be entitled to receive a dividend or distribution equal to the product of a) one hundred (100), multiplied by b) the dividend or distribution to be received by each share of Common Stock. Holders of shares of Series A Preferred Stock shall not be entitled to any additional or duplicate dividends, whether payable in cash, property or stock, in excess of dividends on the Series A Preferred Stock provided for in this paragraph 4.

      Section 5. Voting Rights. (a) Except as otherwise provided in Section 5(b) or as required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to one hundred
(100)-votes-per-share, at any annual or special meeting of shareholders of the Corporation at which the holders of Common Stock are entitled to vote or pursuant to any written consent of the holders of Common Stock. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation. Any shares of Series A Preferred Stock held by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.


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

      (b) For so long as shares of the Series A Preferred Stock remain outstanding, in addition to any other vote or consent required herein by law, the vote or written consent of the holders of at least fifty-one (51%) percent of the outstanding Series A Preferred Stock shall be necessary for effecting or validating any alteration or change in the voting or other powers, preferences of other special rights or privileges, or restrictions of the Series A Preferred Stock.

      Section 6. Status of Series A Preferred Stock Upon Retirement. Shares of Series A Preferred Stock, which are acquired by the Corporation, shall be retired pursuant to the Delaware General Corporation Law, Section 243, or any successor provision, and thereupon shall return to the status of authorized and unissued shares of Preferred Stock of the Corporation without designation as to series. Upon the acquisition by the Corporation of all outstanding shares of Series A Preferred Stock, all provisions of this Certificate of Designations shall cease to be of further effect. Upon the occurrence of such event, the Board of Directors of the Corporation shall have the power, pursuant to the Delaware General Corporation Law, Section 151(g), or any successor provision and without shareholder action, to cause this Certificate of Designations to be eliminated from the Corporation's Articles of Incorporation.

      IN WITNESS WHEREOF, Alfacell Corporation has caused this certificate to be signed by Kuslima Shogen, its Chief Executive Officer, this 2nd day of September, 2003.


                                           By: /s/ Kuslima Shogen
                                               ---------------------------------
                                               Name: Kuslima Shogen
                                               Title: Chief Executive Officer


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